Exhibit 99.1

April 19, 2012

FOR IMMEDIATE RELEASE

Contacts:
ANALYSTS		MEDIA
Tamera Gjesdal	Alan Greer	Cynthia Williams
Senior Vice President	Executive Vice President	Executive Vice President
Investor Relations	Investor Relations	Corporate Communications
(336) 733-3058	(336) 733-3021	(336) 733-1478

BB&T’s 1st quarter EPS up 91% to $0.61
Earnings increase 92% to $431 million

     WINSTON-SALEM, N.C. -- BB&T Corporation (NYSE: BBT) today reported first quarter net income available to common shareholders of $431 million, an increase of 92% compared to $225 million reported in the first quarter 2011. Earnings per diluted common share totaled $0.61, an increase of 91%, compared to $0.32 earned in the first quarter last year.

     “BB&T posted a very strong first quarter of 2012, driven by broad-based loan growth, strong noninterest income and lower expenses compared to last quarter,” said Chairman and Chief Executive Officer Kelly S. King. “Our performance reflects 6% annualized growth in average loans in the first quarter, led by a 9% increase in C&I loans, a 20% increase in mortgage loans and a 15% increase in direct retail loans.

     “Adjusted net revenues totaled $2.4 billion for the first quarter, an annualized increase of 19% compared to the fourth quarter last year,” said King. “This substantial growth was generated by record mortgage banking revenues and stronger insurance revenues compared to last quarter.

     “BB&T also significantly reduced credit-related costs this quarter,” said King. “Net charge-offs fell to 1.28% of average loans and leases in the quarter compared to 1.46% last quarter, and losses are expected to continue to trend lower this year. In addition, costs related to foreclosed properties decreased significantly reflecting progress in our cost reduction strategies.

     “We were also pleased to announce a 25% increase in the quarterly dividend for the second quarter, to $0.20, after banking regulators did not object to our proposed capital actions for 2012.

Combined with a successful deployment of capital through the Crump acquisition and the pending BankAtlantic transaction, we remain among industry leaders in dividend payout and total payout, demonstrating our continued commitment to our shareholders.”

First Quarter 2012 Performance Highlights

Average total loans and leases held for investment increased 6.4% on an annualized basis compared to the fourth quarter of 2011
o	Average C&I loans increased 9.0%
o	Average direct retail loans increased 15.2%
o	Average sales finance loans increased 11.4%
o	Average mortgage loans increased 20.2%
o	Average residential ADC loans declined 54.1%

Adjusted net revenues increased an annualized 19.2% due to record mortgage and strong insurance income
o

Net revenues were $2.4 billion for the first quarter, adjusted for securities gains and losses, the offsets for provisions related to covered assets, losses on NPA loan sales and write-downs on affordable housing investments

o	The net interest margin was 3.93%, down 9 basis points compared to the fourth quarter of 2011 and down 8 basis points compared to the first quarter last year largely due to the runoff of covered loans

Average deposits increased $2.7 billion, or 8.8% on an annualized linked quarter basis
o	Average noninterest-bearing deposits increased $957 million, or 15.3%
o	Average interest-bearing deposit costs fell to 0.49% compared to 0.56% in the fourth quarter of 2011

BB&T reduced nonperforming assets for the 8th consecutive quarter
o	NPAs decreased 7.9% excluding covered assets
o	Foreclosed property balances, excluding covered items, declined 28.5% due to management’s more aggressive disposal strategy
o	Net charge-offs, excluding covered loans and charge-offs, totaled 1.28% of average loans for the quarter, down from 1.46% in the fourth quarter of 2011

Capital levels improved in the quarter
o	Tangible common equity was 7.1%
o	Tier 1 common equity was 10.0%
o	Tier 1 risk-based capital was 12.7%
o	Leverage capital remained strong at 9.1%
o	Total capital was 16.2%

EARNINGS HIGHLIGHTS				Change	Change
(dollars in millions, except per share data)	Q1	Q4	Q1	Q1 12 vs.	Q1 12 vs.
	2012	2011	2011	Q4 11	Q1 11

Net income available to common shareholders	$431	$391	$225	$40	$206
Diluted earnings per common share	0.61	0.55	0.32	0.06	0.29

Net interest income-taxable equivalent	$1,473	$1,489	$1,321	$(16)	$152
Noninterest income	871	922	714	(51)	157
Total revenue	$2,344	$2,411	$2,035	$(67)	$309

Return on average assets (%)	1.03	0.93	0.60	0.10	0.43
Return on average common shareholders' equity (%)	9.75	8.76	5.48	0.99	4.27
Net interest margin - taxable equivalent (%)	3.93	4.02	4.01	(0.09)	(0.08)
Efficiency ratio (1) (%)	52.0	53.5	57.1	(1.5)	(5.1)

(1) Excludes securities gains (losses), foreclosed property expense, amortization of intangible assets, merger-related and restructuring charges, the impact of FDIC loss share accounting, and other selected items. See Non-GAAP reconciliations on page 20 of the Quarterly Performance Summary.

First Quarter 2012 compared to First Quarter 2011

     Consolidated net income available to common shareholders for the first quarter of 2012 of $431 million was up 91.6% compared to $225 million earned during the same period in 2011. On a diluted per common share basis, earnings for the first quarter of 2012 were $0.61, up 90.6% compared to $0.32 for the same period in 2011. BB&T’s results of operations for the first quarter of 2012 produced an annualized return on average assets of 1.03% and an annualized return on average common shareholders’ equity of 9.75% compared to prior year ratios of 0.60% and 5.48%, respectively.

     Total revenues were $2.3 billion for the first quarter of 2012, up $309 million compared to the first quarter of 2011. The increase in total revenues was due to $152 million of higher net interest income, primarily driven by an increase in earnings assets and lower funding costs. The net interest margin was 3.93%, down 8 basis points compared to the first quarter of 2011. Noninterest income increased $157 million. The increase in noninterest income was largely attributable to $121 million of higher revenues from mortgage banking activities and a $21 million increase in insurance income. In addition, other income was up $38 million due to $74 million of fewer losses and write-downs on the commercial loans held for sale in connection with management’s nonperforming loan disposition strategy, partially offset by $42 million of increased write-downs on affordable housing investments due to revised estimates and processes used to value these investments. The increases were partially offset by a decline of $29 million from checkcard fees primarily due to the implementation of the Durbin amendment.

     The provision for credit losses, excluding covered loans, for the first quarter of 2012 declined $55 million, or 16.2%, compared to the first quarter of 2011, as improving credit quality resulted in lower provision expense. Net charge-offs, excluding covered loans, for the first quarter of 2012 were $67 million lower than the first quarter of 2011.

     Noninterest expenses were $1.4 billion for the first quarter of 2012, up slightly compared to the first quarter of 2011. The increase in noninterest expenses was primarily due to higher personnel costs, which were up $36 million compared to the first quarter of 2011. The increase in personnel costs was due to salaries and wages, as well as pension expense. In addition, other expenses were up $22 million due to a $15 million valuation loss on leveraged lease investments. These increases were partially offset by a reduction of $51 million in foreclosed property expenses due to fewer losses and lower carry costs and a $20 million reduction in regulatory charges due to lower deposit insurance expense.

     The provision for income taxes was $189 million for the first quarter of 2012 compared to $53 million for the first quarter of 2011. This resulted in an effective tax rate for the first quarter of 2012 of 29.8% compared to 18.5% for the prior year’s first quarter. The increase in the effective tax rate was primarily due to higher levels of pre-tax earnings relative to permanent tax differences in 2012 compared to 2011. The current quarter also included $16 million in tax expense primarily due to changes in the treatment of certain credits related to affordable housing partnership investments.

First Quarter 2012 compared to Fourth Quarter 2011

     Consolidated net income available to common shareholders for the first quarter of 2012 of $431 million was up $40 million, or an annualized 41.1% compared to $391 million earned during the fourth quarter of 2011. On a diluted per common share basis, earnings for the first quarter of 2012 were $0.61, up $0.06, or an annualized 43.9%, compared to the amount earned in the fourth quarter of 2011. BB&T’s results of operations for the first quarter of 2012 produced an annualized return on average assets of 1.03% and an annualized return on average common shareholders’ equity of 9.75% compared to prior quarter ratios of 0.93% and 8.76%, respectively.

     Total revenues were $2.3 billion for the first quarter of 2012, down $67 million compared to the fourth quarter of 2011. The decrease in total revenues was primarily the result of lower noninterest income in the first quarter of 2012 compared to the prior quarter. Noninterest income was down $51 million compared to the fourth quarter of 2011. The decrease in noninterest income included a $112 million decrease in net securities gains primarily due to sales of securities in the prior quarter, a $38 million decrease in other income primarily due to increased write-downs of $42 million on affordable housing investments resulting from revised estimates and processes used to value these investments. These decreases were partially offset by $81 million in higher mortgage banking income due to gains on mortgages sold and an increase in the valuation of mortgage servicing rights. Net interest income on a taxable-equivalent basis was down slightly. The net interest margin was 3.93% for the first quarter of 2012, down 9 basis points compared to the prior quarter. The lower margin was offset by higher earning assets.

     The provision for credit losses, excluding covered loans, for the first quarter of 2012 increased $62 million compared to the fourth quarter of 2011 largely as a result of a lower reserve release. The provision for covered loans decreased $46 million, which was offset by a corresponding $37 million increase in FDIC loss share income. Net charge-offs, excluding covered loans, for the first quarter of 2012 were $43 million lower than the fourth quarter of 2011.

     Noninterest expenses were $1.4 billion for the first quarter of 2012, down $233 million compared to the fourth quarter of 2011. The decrease in noninterest expenses was primarily due to a $254 million decrease in foreclosed property expenses as management accelerated its strategy to reduce the inventory of foreclosed property in the fourth quarter of 2011.

     The provision for income taxes was $189 million for the first quarter of 2012 compared to $84 million for the fourth quarter of 2011. This produced an effective tax rate for the first quarter of 2012 of 29.8% compared to 17.4% for the prior quarter. The increase in the current quarter’s effective tax rate was primarily due to higher pre-tax earnings relative to permanent tax differences and was also impacted by changes in the treatment of certain credits related to affordable housing partnership investments. The prior quarter included income tax benefits of $12 million for changes to the deferred tax rate and state income tax return to provision adjustments.

REVENUE, NET OF PROVISION IMPACT				Change	Change
FROM ACQUIRED ASSETS (1)	Q1	Q4	Q1	Q1 12 vs.	Q1 12 vs.
(dollars in millions)	2012	2011	2011	Q4 11	Q1 11

Interest income-loans	$228	$248	$266	$(20)	$(38)
Interest income-securities	34	43	37	(9)	(3)
Total interest income	262	291	303	(29)	(41)
Provision for covered loans	(3)	(49)	-	46	(3)
Other-than-temporary impairment for covered securities	(4)	-	-	(4)	(4)
FDIC loss share income, net	(57)	(46)	(58)	(11)	1
Net revenue after provision for covered loans	$198	$196	$245	$2	$(47)

FDIC loss share income, net
Offset to provision for covered loans	$3	$39	$-	$(36)	$3
Accretion due to credit loss improvement	(57)	(71)	(50)	14	(7)
Offset to OTTI for covered securities	3	-	-	3	3
Accretion for securities	(6)	(14)	(8)	8	2
	$(57)	$(46)	$(58)	$(11)	$1

(1) Presents amounts related to covered and acquired loans, covered securities and the FDIC loss sharing asset recognized in the Colonial acquisition. Excludes all amounts related to other assets acquired and liabilities assumed in the acquisition.

First Quarter 2012 compared to First Quarter 2011

     Interest income for the first quarter of 2012 on loans and securities acquired in the Colonial acquisition decreased $41 million compared to the first quarter of 2011. Interest income on acquired loans decreased $38 million reflecting lower average loan balances partially offset by higher yields due to the cumulative impact of changes to expected cash flows based on the quarterly cash flow reassessment process required by acquisition accounting. The yield on covered and other acquired loans for the first quarter of 2012 was 19.49% compared to 18.09% in 2011. At March 31, 2012, the accretable yield balance on these loans was $1.4 billion. Accretable yield represents the excess of expected future cash flows above the current net carrying amount of loans and will be recognized into income over the remaining life of the covered and acquired loans.

     FDIC loss share income, net was a negative $57 million for the first quarter of 2012, which was principally negative accretion attributable to the offset for the cumulative impact of cash flow reassessments for acquired loans. The negative accretion related to the improvement in credit losses is recognized on a level yield basis over the life of the related FDIC loss share asset, which has a shorter weighted average life than the corresponding loans.

First Quarter 2012 compared to Fourth Quarter 2011

     Interest income on loans and securities acquired in the Colonial acquisition was $29 million lower in the first quarter of 2012 compared to the fourth quarter of 2011. The yield on covered and other acquired loans for the first quarter of 2012 was 19.49%, up slightly compared to 19.11% in the prior quarter as a result of the first quarter reassessment.

     The provision for covered loans was $3 million in the first quarter of 2012 compared to $49 million in the fourth quarter of 2011. The decrease in the provision for covered loans reflects lower deterioration based on the cash flow reassessment process in the current quarter compared to the fourth quarter of 2011.

     FDIC loss share income, net decreased $11 million due to the provision for covered loans offset and the cumulative impact of cash flow reassessments.

NONINTEREST INCOME				% Change	% Change
(dollars in millions)	Q1	Q4	Q1	Q1 12 vs.	Q1 12 vs.
	2012	2011	2011	Q4 11	Q1 11
				(annualized)
Insurance income	$271	$254	$250	26.9	8.4
Service charges on deposits	137	142	135	(14.2)	1.5
Mortgage banking income	216	135	95	NM	127.4
Investment banking and brokerage fees and
commissions	89	75	87	75.1	2.3
Checkcard fees	43	42	72	9.6	(40.3)
Bankcard fees and merchant discounts	54	55	46	(7.3)	17.4
Trust and investment advisory revenues	45	42	43	28.7	4.7
Income from bank-owned life insurance	30	30	30	-	-
FDIC loss share income, net	(57)	(46)	(58)	96.2	(1.7)
Securities gains (losses), net	(9)	103	-	NM	NM
Other income	52	90	14	(169.8)	NM
Total noninterest income	$871	$922	$714	(22.2)	22.0

NM - not meaningful.

First Quarter 2012 compared to First Quarter 2011

     Noninterest income was $871 million for the first quarter of 2012 compared to $714 million for the first quarter of 2011. Insurance income was $21 million higher due to acquisitions and improved performance. Mortgage banking income improved $121 million. The increase in mortgage banking income includes $93 million of higher gains on residential mortgage loan sales due to wider margins and increased sales volumes. In addition, the net mortgage servicing rights valuation was up $38 million compared to the first quarter of 2011. Checkcard fees were down $29 million primarily due to the implementation of the Durbin amendment on October 1, 2011. Other income was up $38 million due primarily to $74 million in losses and write-downs recorded on commercial loans held for sale in the earlier quarter offset by $42 million of increased write-downs on affordable housing investments due to revised estimates and processes used to value these investments.

First Quarter 2012 compared to Fourth Quarter 2011

     Noninterest income for the first quarter of 2012 was down $51 million compared to the fourth quarter of 2011. Insurance income increased $17 million, or an annualized 26.9%, compared to the fourth quarter of 2011, primarily due to improved performance. Mortgage banking income was up $81 million compared to the prior quarter due to a $61 million increase from higher gains on mortgages sold and $18 million of higher gains from the valuation of the mortgage servicing asset, net of derivatives. Investment banking and brokerage fees and commissions were up $14 million due to improved market conditions. FDIC loss share income was worse $11 million compared to the fourth quarter of 2011 primarily as a result of the impact of favorable cash flow reassessments and the offset to the provision for covered loans. Securities gains were $112 million lower due to $141 million in lower gains on securities sold and $29 million in lower other-than-temporary impairment in the current quarter compared to the prior quarter. Other income decreased $38 million compared to the fourth quarter of 2011. The decrease in other income includes $42 million of increased write-downs on affordable housing investments resulting from revised estimates and processes used to value these investments. In addition, venture capital investment income decreased $27 million compared to the fourth quarter of 2011. These decreases were partially offset by a decrease of $11 million in losses and write-downs on commercial loans held for sale. There was also an increase of $13 million of income on assets for certain post-employment benefits, which was offset in personnel costs.

NONINTEREST EXPENSE				% Change	% Change
(dollars in millions)	Q1	Q4	Q1	Q1 12 vs.	Q1 12 vs.
	2012	2011	2011	Q4 11	Q1 11
				(annualized)
Personnel expense	$730	$679	$694	30.2	5.2
Foreclosed property expense	92	346	143	NM	(35.7)
Occupancy and equipment expense	153	159	154	(15.2)	(0.6)
Loan processing expenses	63	59	56	27.3	12.5
Regulatory charges	41	46	61	(43.7)	(32.8)
Professional services	35	49	31	(114.9)	12.9
Software expense	32	33	26	(12.2)	23.1
Amortization of intangibles	22	24	26	(33.5)	(15.4)
Merger-related and restructuring charges, net	12	16	(2)	(100.5)	NM
Other expenses	205	207	183	(3.9)	12.0
Total noninterest expense	$1,385	$1,618	$1,372	(57.9)	0.9

NM - not meaningful.

First Quarter 2012 compared to First Quarter 2011

     Noninterest expense was $1.4 billion for first quarter of 2012, an increase of $13 million, or 0.9%, compared to the same quarter of 2011. Personnel expense was up $36 million, or 5.2%, compared to the same quarter of last year. This included an increase of $20 million in salaries and an increase of $15 million for pension expense primarily due to a change in the discount rate. Foreclosed property expense decreased $51 million, or 35.7%, largely due to lower inventory of foreclosed property. Regulatory charges decreased $20 million, or 32.8%, as a result of improved credit quality which has led to lower deposit insurance premiums. Merger-related and restructuring charges were $12 million, an increase of $14 million compared to the first quarter of 2011, primarily due to charges associated with management’s expense optimization efforts and costs related to the BankAtlantic and Crump acquisitions. Other expenses were up $22 million compared to the first quarter of 2011. This includes a $15 million write-down for the anticipated sale of the last remaining leveraged leases.

First Quarter 2012 compared to Fourth Quarter 2011

     Noninterest expense for the first quarter of 2012 was down $233 million compared to the fourth quarter of 2011. Personnel expense increased $51 million, or an annualized 30.2%. This increase in personnel costs was due to higher payroll taxes, pension expense and other post-employment benefits expense. Payroll taxes increased $19 million due to annual resets, while pension expense was up $16 million primarily due to a change in the discount rate. Other post-employment benefit expense was up $15 million, which was offset with higher noninterest income. Foreclosed property expense decreased $254 million largely due to write-downs and losses in the fourth quarter of 2011 as management accelerated a more aggressive approach to reduce foreclosed real estate. Professional services were down $14 million, or 114.9% annualized, primarily due to lower credit-related legal fees. Other expenses were down $2 million, or an annualized 3.9%, compared to the prior quarter. The improvement includes a reduction in expenses of $11 million related to the Visa indemnification reserve recorded in the fourth quarter of 2011, partially offset by a $15 million write-down related to a loss on the anticipated sale of leveraged leases.

LOANS AND LEASES - average balances				% Change	% Change
(dollars in millions)	Q1	Q4	Q1	Q1 12 vs.	Q1 12 vs.
	2012	2011	2011	Q4 11	Q1 11
				(annualized)
Commercial and industrial	$36,021	$35,232	$33,433	9.0	7.7
Commercial real estate—other	10,678	10,839	11,368	(6.0)	(6.1)
Commercial real estate—residential ADC	1,989	2,298	3,281	(54.1)	(39.4)
Direct retail lending	14,674	14,141	13,672	15.2	7.3
Sales finance loans	7,516	7,308	7,080	11.4	6.2
Revolving credit loans	2,175	2,159	2,082	3.0	4.5
Residential mortgage loans	21,056	20,051	17,926	20.2	17.5
Other lending subsidiaries	8,668	8,627	7,797	1.9	11.2
Other acquired loans	38	42	57	(38.3)	(33.3)
Total loans and leases held for investment
(excluding covered loans)	102,815	100,697	96,696	8.5	6.3
Covered loans	4,672	5,109	5,927	(34.4)	(21.2)
Total loans and leases held for investment	$107,487	$105,806	$102,623	6.4	4.7

First Quarter 2012 compared to First Quarter 2011

     Average loans held for investment for the first quarter of 2012 was $107.5 billion, up $4.9 billion compared to the corresponding period of 2011. The growth in average loans and leases was broad-based and across all of the major lending portfolios. Average commercial and industrial loans increased $2.6 billion, or 7.7%, compared to the first quarter of 2011. The growth in average commercial and industrial loans reflects management’s focused efforts at growing this component of the loan portfolio. Average commercial real estate – residential ADC declined 39.4% compared to the first quarter of 2011 as management has intentionally lowered exposures to higher-risk real estate lending during the economic downturn. Average commercial real estate – other declined 6.1% due to runoff of certain segments of the portfolio. Average direct retail loans were up $1.0 billion, or 7.3%, as a result of continued demand for home equity loans. Average residential mortgage loans increased $3.1 billion, or 17.5%, compared to the first quarter of 2011, as management continues to retain certain residential mortgage loans in the held for investment portfolio. Average loans originated in other lending subsidiaries were up $871 million, or 11.2%, compared to the first quarter of 2011, as the majority of these specialized businesses experienced growth. Total average loans held for investment includes a decline of $1.3 billion, or 21.3%, in average covered and other acquired loans compared to the first quarter of 2011.

First Quarter 2012 compared to Fourth Quarter 2011

     Average loans held for investment for the first quarter of 2012 was up $1.7 billion, or an annualized 6.4%, compared to the fourth quarter of 2011. Average commercial and industrial loans and leases increased $789 million, or an annualized 9.0%, compared to the fourth quarter of 2011, due to focused efforts to grow this component of the loan portfolio. Average commercial real estate – residential ADC declined an annualized 54.1% compared to fourth quarter of 2011 due to management’s objective of diversifying the mix of the commercial lending portfolio and lowering exposure to higher-risk real estate lending. Average commercial real estate – other declined an annualized 6.0% due to runoff of certain segments of the portfolio. Average direct retail lending loans were up an annualized 15.2%, or $533 million, compared to the fourth quarter of 2011 as a result of continued demand for home equity loans. Average sales finance loans increased $208 million, or an annualized 11.4%, compared to the fourth quarter of 2011 due to growth in prime automobile lending. Average mortgage loans were up $1.0 billion, or an annualized 20.2%, compared to the fourth quarter of 2011, as management continues to retain certain mortgage loans in the held for investment portfolio. Total average loans held for investment includes a decline of $441 million, or an annualized 34.4%, in average covered and other acquired loans compared to the fourth quarter of 2011.

DEPOSITS - average balances				% Change	% Change
(dollars in millions)	Q1	Q4	Q1	Q1 12 vs.	Q1 12 vs.
	2012	2011	2011	Q4 11	Q1 11
				(annualized)
Noninterest-bearing deposits	$26,173	$25,216	$20,990	15.3	24.7
Interest checking	19,712	19,467	17,622	5.1	11.9
Money market and savings	45,667	44,789	38,724	7.9	17.9
Certificates and other time deposits	32,942	32,290	26,815	8.1	22.8
Foreign office deposits - interest-bearing	112	163	1,463	(125.8)	(92.3)
Total deposits	$124,606	$121,925	$105,614	8.8	18.0

First Quarter 2012 compared to First Quarter 2011

     Average deposits for the first quarter of 2012 increased $19.0 billion, or 18.0%, compared to the same period in 2011. The mix of the portfolio has continued to improve with growth of $5.2 billion in noninterest-bearing and $9.0 billion in lower-cost interest-bearing deposits. Certificates and other time deposits also increased $6.1 billion, while the cost for these products declined 75 basis points. Partially offsetting the growth in these categories was a decline of $1.4 billion in foreign-office deposits as the strong deposit growth reduced the need for these types of funding sources. Growth in noninterest-bearing deposits was led by commercial accounts, which contributed $3.5 billion of the growth in this category. In addition, noninterest-bearing deposits for public funds and retail accounts grew $836 million and $824 million, respectively. Growth in interest-bearing domestic deposits was also led by commercial accounts, which contributed $14.9 billion of the growth in this category, followed by public funds, which grew $832 million. Retail interest-bearing deposits declined $547 million, as higher cost certificates were not renewed. The cost of interest-bearing deposits was 0.49% for the first quarter of 2012, a decrease of 33 basis points compared to the same period of 2011.

First Quarter 2012 compared to Fourth Quarter 2011

     Average deposits for the first quarter of 2012 increased $2.7 billion, or 8.8% on an annualized basis, compared to the fourth quarter of 2011. This included growth of $1.0 billion, or an annualized 15.3%, in noninterest-bearing deposits. Average interest-checking and average money market and savings deposits increased $245 million, or an annualized 5.1%, and $878 million, or an annualized 7.9%, respectively, compared to fourth quarter of 2011. Certificates and other time deposits also increased $652 million, or an annualized 8.1%, while cost for these products declined 17 basis points. Growth in noninterest-bearing deposits was led by retail accounts, which contributed $498 million of the growth in this category. In addition, noninterest-bearing deposits for public funds and commercial accounts grew $296 million and $147 million, respectively. Growth in interest-bearing domestic deposits was also led by commercial accounts, which contributed $1.6 billion of the growth in this category, followed by public funds, which grew $380 million. Retail interest-bearing deposits declined $186 million, as higher cost certificates were not renewed. Overall the cost of interest-bearing deposits decreased 7 basis points to 0.49% during the first quarter of 2012.

SEGMENT RESULTS				Change	Change
(dollars in millions)	Q1	Q4	Q1	Q1 12 vs.	Q1 12 vs.
	2012	2011	2011	Q4 11	Q1 11

Community Banking	$105	$51	$93	$54	$12
Residential Mortgage Banking	128	37	(5)	91	133
Dealer Financial Services	57	49	47	8	10
Specialized Lending	53	63	63	(10)	(10)
Insurance Services	23	25	21	(2)	2
Financial Services	63	83	65	(20)	(2)
Other, Treasury and Corporate	16	92	(50)	(76)	66
Total net income	$445	$400	$234	$45	$211

Community Banking

     BB&T’s Community Banking segment serves individual and business clients by offering a variety of loan and deposit products and other financial services. The segment is primarily responsible for acquiring and maintaining client relationships.

     Net income for the Community Banking segment was $105 million in the first quarter of 2012, an increase of $12 million over the first quarter of 2011, and a $54 million increase over the prior quarter. The increase in common quarter net income was primarily due to a $75 million increase in noninterest income and a $51 million decrease in noninterest expense. Noninterest income growth was driven by higher mortgage banking referral income and lower losses on commercial loans held for sale. The decrease in noninterest expense was primarily the result of lower foreclosed property expenses and lower FDIC insurance charges allocated to Community Banking. Higher noninterest income and lower noninterest expense was offset by a $51 million increase in the allocated provision for loan and lease losses and a $37 million decrease in net interest income and intersegment net interest income. The higher loan loss provision was driven by reserve adjustments and growth in the direct retail loan portfolio as compared to the prior year. The decrease in net interest income and intersegment net interest income was primarily driven by lower funds transfer pricing (“FTP”) credits earned on deposits related to the decline in the FTP liquidity premiums from the prior year, partially offset by a corresponding decrease in FTP charges on loans. The decrease in net funds transfer pricing was further offset by improvements in the deposit mix as a result of growth in transaction account balances and a managed reduction in client certificates of deposits.

     The increase in net income over the prior quarter was primarily due to a $253 million decrease in noninterest expense and a $26 million increase in noninterest income offset by a $137 million increase in the allocated provision for loan and lease losses and a $25 million decrease in net interest income and intersegment net interest income. The decrease in noninterest expense was driven by lower foreclosed property expenses, primarily due to lower write-downs and losses. Noninterest income growth was driven by fewer losses on commercial loans held for sale as a result of the final disposition of this portfolio in the prior quarter, offset by declines in intercompany referral income and deposit service charges.

Residential Mortgage Banking

     BB&T’s Residential Mortgage Banking segment retains and services mortgage loans originated by the Community Banking segment as well as those purchased from various correspondent originators. Mortgage loan products include fixed and adjustable-rate government and conventional loans for the purpose of constructing, purchasing, or refinancing residential properties. Substantially all of the properties are owner-occupied.

     Residential Mortgage Banking generated net income of $128 million in the first quarter of 2012, a $133 million increase over the first quarter of 2011, and a $91 million increase over the prior quarter. The increase in common quarter net income was primarily due to a $120 million increase in noninterest income primarily due to higher mortgage loan sales, improved margins and an increase in the fair value of the mortgage servicing asset. The increase in the fair value of the mortgage servicing asset was partially offset by losses on derivatives hedging the value of the asset. In addition, Residential Mortgage Banking benefited from a $101 million decrease in the allocated provision for loan and lease losses as a result of improving credit trends in the Bank’s residential mortgage loan portfolio and updates to loss factors. Offsetting higher noninterest income and lower provision expenses was a $22 million increase in noninterest expenses associated with increased loan originations, as well as an $80 million increase in the provision for income taxes.

     The increase in net income over the prior quarter was primarily due to an $84 million increase in noninterest income and a $61 million decrease in the allocated provision for loan and lease losses, offset by a $55 million increase in the provision for income taxes.

Dealer Financial Services

     BB&T’s Dealer Financial Services segment primarily originates loans to consumers for the purchase of automobiles. These loans are originated on an indirect basis through approved franchised and independent automobile dealers throughout BB&T’s market area through BB&T Dealer Finance and on a national basis through Regional Acceptance Corporation. Dealer Financial Services also originates loans for the purchase of recreational and marine vehicles and provides financing and servicing to dealers for their inventories.

     Net income for the Dealer Financial Services segment was $57 million in the first quarter of 2012, an increase of $10 million over the first quarter of 2011, and an $8 million increase over the prior quarter. The increase in net income over the same period in 2011 was primarily due to a $14 million increase in net interest income and intersegment net interest income, as Regional Acceptance Corporation generated higher margins on new originations in its loan portfolio due to lower FTP cost of funding as interest rates have remained low and relatively stable, coupled with growth in the loan portfolio.

     The increase in net income over the prior quarter was primarily due to a $15 million decrease in the allocated provision for loan and lease losses as a result of improving credit trends in the segment’s loan portfolio.

Specialized Lending

     BB&T’s Specialized Lending segment consists of businesses that provide specialty financing to commercial and consumer clients including: commercial finance, mortgage warehouse lending, tax-exempt financing for local governments and special-purpose districts, equipment leasing, full-service commercial mortgage banking, commercial and retail insurance premium finance, dealer-based financing of equipment for consumers and small businesses, and direct consumer finance.

     Specialized Lending generated net income of $53 million in the first quarter of 2012, a decrease of $10 million from the first quarter of 2011, and a $10 million decrease from the prior quarter. The decrease in net income from the first quarter of 2011 was primarily due to a $23 million increase in the allocated provision for loan and lease losses, offset by an $18 million increase in net interest income and intersegment net interest income. Net interest income and intersegment net interest income growth was driven by Sheffield Financial’s loan portfolio growth from expanded dealer financing relationships, as well as Mortgage Warehouse Lending’s loan portfolio growth from new relationships, higher commitment levels, and higher line usage.

     The decrease in net income from the prior quarter was primarily due to a $5 million decrease in noninterest income driven by lower commercial mortgage banking income generated by Grandbridge Real Estate Capital and a $5 million increase in noninterest expense driven by higher foreclosed property expenses, as well as higher personnel costs across the Specialized Lending segment.

Insurance Services

     BB&T’s insurance agency / brokerage network is the seventh largest in the world. Through its brokerage network, BB&T Insurance Services provides property and casualty, life, and health insurance to business and individual clients. It also provides small business and corporate products, such as workers compensation and professional liability, as well as surety coverage and title insurance. In addition, the Insurance Services segment underwrites a limited amount of property and casualty coverage.

     Insurance Services generated net income of $23 million in the first quarter of 2012, an increase of $2 million over the first quarter of 2011 and a $2 million decrease from the prior quarter. Common quarter noninterest income growth of $21 million was primarily driven by higher commissions on property and casualty insurance and employee benefits. Employee benefit commission growth was primarily attributable to two companies acquired in the fourth quarter of 2011: Precept, a full-service employee benefits consulting and administrative solutions firm with offices in Irvine and San Ramon, California, and Liberty Benefit Insurance Services, a full-service employee benefits broker located in San Jose, California. Higher noninterest income growth was offset by a $17 million increase in noninterest expense, primarily as a result of higher personnel costs.

     The decrease in net income over the prior quarter was primarily related to seasonality in the insurance business. Noninterest income increased $14 million compared to fourth quarter 2011, resulting from stronger performance across most lines of business, somewhat offset by normal seasonality. Noninterest expense increased $25 million over the same period due in part to acquisitions and seasonal increases in personnel expenses.

Financial Services

     BB&T’s Financial Services segment provides personal trust administration, estate planning, investment counseling, wealth management, asset management, employee benefits services, corporate banking and corporate trust services to individuals, corporations, institutions, foundations and government entities. BB&T’s Financial Services segment also offers clients investment alternatives, including discount brokerage services, equities, fixed-rate and variable-rate annuities, mutual funds and governmental and municipal bonds through BB&T Investment Services, Inc., a subsidiary of Branch Banking and Trust Company. The Financial Services segment includes Scott & Stringfellow, LLC, a full-service brokerage and investment banking firm headquartered in Richmond, Virginia. The Financial Services segment also includes the Corporate Banking Division that originates and services large corporate relationships, syndicated lending relationships, and client derivatives.

     Financial Services generated net income of $63 million in the first quarter of 2012, a decrease of $2 million from the first quarter of 2011, and a $20 million decrease from the prior quarter. The decrease in net income as compared to the same period in 2011 was primarily due to a $23 million increase in the allocated provision for loan and lease losses and a $20 million increase in noninterest expense and allocated corporate expenses. Higher noninterest expenses were driven by personnel costs, service center allocations, and professional services primarily resulting from growth in the segment. The higher loan loss provision in the current period was driven by growth in the loan portfolio as compared to the prior year, coupled with reserve adjustments in the prior year related to credit quality trends. Higher provision and noninterest expenses were offset by a $28 million increase in net interest income and intersegment net interest income and a $12 million increase in noninterest income. The increase in net interest income and intersegment net interest income was driven by strong growth in Corporate Banking’s loans and deposits and increased BB&T Wealth lending. Corporate Banking’s loan growth of 58.6% and transaction deposit growth of 73.9% as compared to the first quarter of 2011 was generated through both geographic expansion and the addition of industry sector expertise. Corporate Banking continues to increase its syndicated lending efforts to support its expanded customer base. Captured within the net intersegment interest income for Financial Services is the net interest margin and funds transfer pricing for the loans and deposits assigned to the Wealth Division that are housed in the Community Bank. The increase in noninterest income was driven by strong core growth across Financial Services’ fee-based businesses.

     The decrease in net income from the prior quarter was primarily due to higher noninterest expense and allocated corporate expenses, as well as a decrease in noninterest income related to a gain on the sale of an investment held by Capital Partners recognized in the fourth quarter of 2011. The increase in noninterest expense was driven by higher personnel costs related to incentives and fringe benefits.

CAPITAL RATIOS (1)
	2012	2011
	Q1	Q4	Q3	Q2	Q1
Risk-based
Tier 1 (%)	12.7	12.5	12.6	12.4	12.1
Total (%)	16.2	15.7	16.1	16.1	15.8
Leverage (%)	9.1	9.0	9.2	9.5	9.3
Tangible common equity (%) (2)	7.1	6.9	7.1	7.2	7.2
Tier 1 common equity to risk-weighted assets (%) (2)	10.0	9.7	9.8	9.6	9.3

(1) Current quarter regulatory capital ratios are preliminary.
(2) Tangible common equity and Tier 1 common equity ratios are non-GAAP measures. BB&T uses the Tier 1 common equity definition used in the SCAP assessment to calculate these ratios. See the calculations and management's reasons for using these measures on page 18 of the Quarterly Performance Summary.

     BB&T’s capital levels improved further during the first quarter of 2012. The Tier 1 risk-based capital ratio and Tier 1 common equity to risk-weighted assets ratio were 12.7% and 10.0%, respectively, compared to 12.5% and 9.7%, respectively, at December 31, 2011. BB&T declared total dividends of $0.20 during the first quarter of 2012. The $0.20 quarterly dividend reflects a dividend payout ratio of 32% for the current quarter.

     BB&T’s Tier 1 common capital ratio under the currently proposed Basel III capital standards was estimated to be 9.2% at March 31, 2012 compared to 8.8% at December 31, 2011.

ASSET QUALITY (1)				Change	Change
(dollars in millions)	Q1	Q4	Q1	Q1 12 vs.	Q1 12 vs.
	2012	2011	2011	Q4 11	Q1 11

Total nonperforming assets	$2,256	$2,450	$3,863	$(194)	$(1,607)
Total loans 90 days past due and still accruing	157	202	263	(45)	(106)
Total loans 30-89 days past due	870	1,132	1,099	(262)	(229)
Allowance for loan and lease losses	2,044	2,107	2,497	(63)	(453)
Total performing TDRs	1,015	1,109	1,309	(94)	(294)

Nonperforming loans and leases as a percentage of total
loans and leases (%)	1.74	1.76	2.64	(0.02)	(0.90)
Nonperforming assets as a percentage of total assets (%)	1.33	1.45	2.56	(0.12)	(1.23)
Allowance for loan and lease losses as a percentage of
loans and leases held for investment (%)	1.97	2.05	2.58	(0.08)	(0.61)
Net charge-offs as a percentage of average loans and
leases (%) annualized	1.28	1.46	1.65	(0.18)	(0.37)
Ratio of allowance for loan and lease losses to net
charge-offs (times) annualized	1.51	1.40	1.52	0.11	(0.01)
Ratio of allowance for loan and lease losses to
nonperforming loans and leases held for
investment (times)	1.11	1.13	1.03	(0.02)	0.08

(1) Excludes amounts related to covered assets and government guaranteed loans. See footnotes related to Credit Quality beginning on page 14 of the Quarterly Performance Summary for additional information.

     Asset quality continued to improve during the first quarter of 2012. Total nonperforming assets decreased $194 million, or 7.9%, compared to December 31, 2011 due to a $158 million decline in foreclosed real estate. This is the eighth consecutive quarterly decline in nonperforming assets and the amount is the lowest since the fourth quarter of 2008.

     Total performing troubled debt restructurings (“TDRs”), excluding loans guaranteed by the government, were $1.0 billion at March 31, 2012, a decrease of $94 million, or 8.5%, compared to December 31, 2011.

     Loan delinquencies improved significantly during the first quarter of 2012. Loans 30-89 days past due and still accruing, excluding loans guaranteed by the government, totaled $870 million at March 31, 2012, a decrease of $262 million compared to December 31, 2011 due to seasonal declines in retail loans. The ratio of loans 30-89 days past due to total loans and leases, excluding covered loans, was 0.82% at March 31, 2012. Loans 90 days past due and still accruing, excluding loans guaranteed by the government, were $157 million at March 31, 2012, a decrease of $45 million compared to the December 31, 2011. The ratio of loans 90 days past due and still accruing to total loans and leases, excluding covered loans, was 0.15% at March 31, 2012 and the lowest level since the second quarter of 2007.

     Net charge-offs during the first quarter of 2012 were 1.28% of average loans and leases, excluding covered loans, compared to 1.46% during the fourth quarter of 2011 and 1.65% during the first quarter of 2011. Net charge-offs were $352 million for the first quarter of 2012, which includes $15 million in charge-offs associated with covered loans.

     As of March 31, 2012, the allowance for loan and lease losses was 1.97% of total loans and leases held for investment, excluding covered loans, compared to 2.05% at December 31, 2011, and 2.58% at March 31, 2011. The decline in the allowance as a percentage of total loans reflects improvement in the overall quality of the loan portfolio. The decrease in the overall allowance reflects increases for commercial and industrial loans and direct retail loans, which were offset by reductions in commercial real estate, residential mortgage and revolving credit loans due to updates to loss estimate factors. The impact of these changes resulted in higher provision expense for the Community Banking segment and lower provision for Residential Mortgage Banking. The allowance for loan and lease losses was 111% of nonperforming loans and leases held for investment, excluding covered loans, essentially flat compared to 113% at December 31, 2011.

BB&T Expands Through Strategic Acquisitions

     On April 2, 2012, BB&T completed its acquisition of the life and property and casualty insurance divisions of Roseland, N.J.- based Crump Group Inc. The acquisition adds approximately $300 million in annual revenues to BB&T’s insurance businesses and significantly strengthens and diversifies BB&T’s noninterest revenues. This acquisition creates the largest independent wholesale distributor of life insurance and the second largest provider of wholesale commercial insurance brokerage and specialty programs in the U.S.

     On March 13, 2012, BB&T announced a modification of its agreement to acquire BankAtlantic. The transaction includes approximately $2.1 billion in loans and $3.3 billion in deposits and will boost BB&T to the No. 6 deposit market share in the Miami market. The acquisition is expected to be completed in the second quarter.

Earnings webcast, presentation and Quarterly Performance Summary

     To hear a live webcast of BB&T’s first quarter 2012 earnings conference call at 8 a.m. (ET) today, please visit our website at www.BBT.com. A presentation will be used during the earnings conference call and is available on our website. Replays of the conference call will be available on the BB&T website, or by dialing 1-888-203-1112 (access code 4313363), until April 24, 2012.

     To access the webcast and presentation, including an appendix reconciling non-GAAP disclosures, go to www.BBT.com and click on “About BB&T” and proceed to “Investor Relations.” The webcast link can be found under “Webcasts” and the presentation can be found under “View Recent Presentations.”

     BB&T’s first quarter 2012 Quarterly Performance Summary, which contains detailed financial schedules, is available on BB&T’s website at www.BBT.com.

About BB&T

     As of March 31, 2012, BB&T is one of the largest financial services holding companies in the U.S. with $174.8 billion in assets and market capitalization of $21.9 billion. Based in Winston-Salem, N.C., the company operates approximately 1,800 financial centers in 12 states and Washington, D.C., and offers a full range of consumer and commercial banking, securities brokerage, asset management, mortgage and insurance products and services. A Fortune 500 company, BB&T is consistently recognized for outstanding client satisfaction by J.D. Power and Associates, the U.S. Small Business Administration, Greenwich Associates and others. More information about BB&T and its full line of products and services is available at www.BBT.com.

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     Current quarter capital ratios are preliminary. Credit quality data excludes covered and government guaranteed loans where applicable.

     This news release contains financial information and performance measures determined by methods other than in accordance with accounting principles generally accepted in the United States of America (“GAAP”). BB&T’s management uses these “non-GAAP” measures in their analysis of the corporation’s performance. BB&T’s management uses these measures to evaluate the underlying performance and efficiency of its operations. It believes that these non-GAAP measures provide a greater understanding of ongoing operations and enhance comparability of results with prior periods as well as demonstrating the effects of significant gains and charges in the current period. The company believes that a meaningful analysis of its financial performance requires an understanding of the factors underlying that performance. BB&T’s management believes that investors may use these non-GAAP financial measures to analyze financial performance without the impact of unusual items that may obscure trends in the company’s underlying performance. These disclosures should not be viewed as a substitute for financial measures determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. Tangible common equity and Tier 1 common equity ratios are non-GAAP measures. BB&T uses the Tier 1 common equity definition used in the SCAP assessment to calculate these ratios. BB&T's management uses these measures to assess the quality of capital and believes that investors may find them useful in their analysis of the corporation. These capital measures are not necessarily comparable to similar capital measures that may be presented by other companies. Asset quality ratios have been adjusted to remove the impact of acquired loans and foreclosed property covered by the FDIC loss sharing agreements as management believes their inclusion results in distortion of those ratios and may not be comparable to other periods presented or to other portfolios that were not impacted by purchase accounting.

     This news release contains certain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These statements may address issues that involve significant risks, uncertainties, estimates and assumptions made by management. Actual results may differ materially from current projections. Please refer to BB&T’s filings with the Securities and Exchange Commission for a summary of important factors that may affect BB&T’s forward-looking statements. BB&T undertakes no obligation to revise these statements following the date of this news release